Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Sonic Innovations, Inc.:

We consent to the use of our reports dated March 30, 2005, with respect to the consolidated balance sheets of Sonic Innovations, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004 and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Sonic Innovations, Inc., incorporated herein by reference in this Registration Statement.

Additionally, our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that Sonic Innovations, Inc. excluded Tympany, Inc. and several foreign retail stores (the “acquired entities”) from its assessment of the effectiveness of the Company’s internal control over financial reporting. Our audit of internal control over financial reporting of Sonic Innovations, Inc. also excluded an evaluation of the internal control over financial reporting of the acquired entities.

/s/ KPMG LLP

Salt Lake City, Utah

May 11, 2005